Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment to Registration Statement on Form N-1A of our report dated November 18, 2024, relating to the financial statement of Oakmark U.S. Large Cap ETF, a series of Harris Oakmark ETF Trust, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 18, 2024